EXHIBIT 99.2

American Eagle Outfitters, Inc.
June 2008
Recorded Sales Commentary Transcript dated July 10, 2008

Good morning and welcome to the American Eagle Outfitters June 2008 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the five weeks ended July 5, 2008 decreased 5% to $255.9 million, compared to $270.2 million for the five weeks ended July 7, 2007. Comparable store sales decreased 11%, compared to an 8% increase for the same period last year.

In June, we anniversaried a strong comp from last year, which was driven by higher inventory, deeper markdowns and strong unit sales. This year, we entered June with lower inventory per foot, and as a result, we were not as deep in our clearance pricing. The average unit retail price increased in the mid single-digits. Transactions per store decreased in the low teens, due to a decline in traffic and conversion.

Our men's comp increased slightly compared to last year, and the women's comp declined in the high teens.

Comps across all regions declined in June.

Sales related to our direct business increased 20%, driven by increased traffic.

Our new back-to-school assortment arrived in stores this week, similarly timed to last year. To address the continuation of later back-to-school starts, this year we are updating the floor in early August, prior to peak selling periods.

Regarding inventories, we are comfortable with our clearance levels, and continue to expect second quarter ending inventory at cost per foot to be down in the low double digits.

Now regarding our outlook, we are maintaining our second quarter EPS guidance of $0.28 to $0.30 per share. This compares to $0.37 per share last year.

Thank you for your continued interest in American Eagle Outfitters.